Exhibit 99.2

AUTOBYTEL INC.

Moderator:      Jeffrey Coats
August 6, 2015
5:00 p.m. ET

Operator:
This is conference # 93471553.

Good afternoon, everyone, and thank you for participating in today's conference call to discuss Autobytel's financial results for the second quarter ended June 30, 2015.

Joining us today are Autobytel's President and CEO, Jeff Coats; the company's CFO, Kim Boren; and the company's outside Investor Relations advisor, Cody Slach with Liolios Group.

I would now like to turn the call over to Mr. Slach for some introductory comments.

Cody Slach:
Thank you, Damon.

Before I introduce Jeff, I remind you that during today's call, including the question-and-answer session, any projections and forward-looking statements made regarding future events or Autobytel's future financial performance are covered by the Safe Harbor statements contained in today's press release, the slides accompanying this presentation and the company's public filings with the SEC. Actual events may differ materially from those forward-looking statements.

Specifically, please refer to the company's Form 10-Q for the quarter ended June 30, 2015 which was filed prior to this call, as well as other filings made by Autobytel with the SEC from time to time. These filings identify factors that could cause results to differ materially from those forward-looking statements.

There are slides included with today's presentation to help illustrate some of the points being made and discussed during the call. The slides can be accessed by clicking on the link in today's press release or by visiting Autobytel's website at Autobytel.com. When there, go to “Investor Relations” and then click on “Events and Presentations.”

Please also note that during this call and/or in the accompanying slides, management will be disclosing non-GAAP income and non-GAAP EPS, which are non-GAAP financial measures as defined by SEC Regulation G. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in today's press release and/or in the slides, which are posted on the company's website.

And with that, I will now turn the call over to Jeff.

AUTOBYTEL INC.
Moderator: Jeffrey Coats
08-06-15/5:00 p.m. ET
Confirmation # 93471553

Jeff Coats:
Thanks, Cody. Good afternoon, everyone. Thanks for joining us today to discuss our second quarter results for 2015.

The second quarter was filled with several significant milestones for Autobytel. First and foremost, we acquired one of the top ranking providers in the leads marketplace, Dealix, which we are integrating on schedule and as planned. We are extremely pleased to note that we've been able to maintain Dealix's revenue profile at a stronger level than we initially anticipated. Accordingly, we've decided to take the opportunity created by this stronger revenue profile to further increase our overall lead quality. Our best in class consumer acquisition team in Tampa has now integrated the Dealix Autotegrity SEM team in Cambridge, and we are already seeing positive results in terms of increased quality as well as margin.

As a result of this combination, Autobytel's internal lead generation capabilities are stronger than ever, and over the next 18 months or so, we expect to continue to see more of our overall lead volume generated internally. While we expect this shift in sourcing may create a bit of a revenue timing issue for the next two to three quarters as we adjust our current levels of outside purchases, we also expect this action to boost our margins and to boost our overall close rates because our internally-generated leads have a higher margin than those we purchase from outside suppliers and are better quality than virtually anything we can buy from the outside. This will allow us to focus on having deeper relationships with a smaller number of outside suppliers who share our commitment to quality.

I'm also very pleased to confirm that our organic Autobytel retail dealer count, which does not include the Dealix dealers, did in fact bottom during the second quarter and began to grow again on a net basis.

During the quarter, we launched our completely redesigned Car.com website and saw an immediate improvement in page views and page-views-per-visit. We also launched our exciting new traffic product, Autobytel Direct, jointly developed with AutoWeb. Initial market response has been even better than we expected.

In addition to these operational accomplishments, we drove strong growth during the quarter with robust advertising revenues, driven both by our AutoWeb commercial relationship and the continued page view growth on both Autobytel.com and Car.com. Our success is evidenced by record non-GAAP income for Q2.

I will provide more information on these exciting developments, but first I'd like to turn the call over to Kim and have her take us through the important details of our financial results for the second quarter.

Kim?

AUTOBYTEL INC.
Moderator: Jeffrey Coats
08-06-15/5:00 p.m. ET
Confirmation # 93471553

Kim Boren:
Thanks, Jeff, and good afternoon, everyone.  For those of you following along with our earnings presentation, on Slide 4 you can see our second quarter revenues increased 17% to $30.4 million compared to $25.9 million in the year-ago quarter.  The increase was driven by growth in advertising revenues coupled with the recent Dealix acquisition.

Lead revenue from automotive dealers, our retail channel, increased 5% to $12.9 million. Lead revenue from auto manufacturers and wholesale partners, our wholesale channel, increased 28% to $13.9 million, driven by a major OEM significantly ramping their leads program with us and the contribution from Dealix.

Advertising revenues were $2 million, a 27% increase sequentially, and a 166% increase on a year-over-year basis. Our display advertising business continues to ramp through our relationship with Jumpstart as we continue to generate a higher volume of page views.

We also experienced an increase in click revenue through our commercial relationship with AutoWeb. The details of these relationships are further highlighted on Slide 5.

Moving now to Slide 6, you'll see that we delivered approximately 2 million automotive leads during the second quarter, a 24% increase over last year. Retail new leads were essentially flat compared to the prior year quarter, while used leads increased 4%. 70% of leads were delivered to the wholesale channel, with the remaining 30% to the retail channel.

We delivered over 87,000 specialty finance leads during the second quarter, down from 113,000 in the corresponding year-ago period. Specialty finance lead revenue was $1.6 million in the second quarter, unchanged from last quarter and down over $300,000 from the year-ago quarter. The year-over-year decrease was primarily due to a difficult comparable, as we were testing incremental volume with lead suppliers in Q2 2014. We have since scaled back on low quality lead supply.

On our last quarterly update, you may recall that we planned to introduce a new capacity metric to replace our typical dealer count metric, as dealer count does not necessarily serve as an appropriate barometer of the health and success of our business. We continue to believe this capacity metric is a better way to track the strong growth of our leads business; however, after feedback from our shareholders and analysts and the ongoing integration of the Dealix business, we've decided to continue providing only dealer count. Once the Dealix integration is complete we will publicly provide both dealer count and capacity metrics.

With that said, on Slide 7 you'll see dealer count stood at 5,238 as of June 30th, which is a 29% increase from March 31st, with the majority of that growth coming from the dealers added from Dealix. As we've expressed previously, we're expecting some dealer churn from the acquisition; however, not nearly at the same rate that we experienced in our acquisition of AutoUSA. Given our experience with the AutoUSA acquisition, we believe we can more effectively manage the churn this time around.

On Slide 8, you'll see that we continued to experience strong page view growth in the second quarter, with total page views up 185% year-over-year and 21% sequentially to nearly 102 million. In February, Google announced that beginning April 21st, they would be expanding their use of mobile friendliness as a ranking signal, which they stated would change mobile searches worldwide and have a significant impact on search results. Autobytel had anticipated the move to mobile with our Mobile First strategy, and consequently both our unique visitors and page views have continued to increase since the algorithm update.

AUTOBYTEL INC.
Moderator: Jeffrey Coats
08-06-15/5:00 p.m. ET
Confirmation # 93471553

Kim Boren:
Now moving to Slide 9, gross profit during the second quarter increased 14% to $11.8 million compared to the year-ago quarter. Gross margin was 38.7% compared to 39.8% one year ago. We anticipated the reduction of gross margin as a result of the Dealix acquisition. I remind you that Dealix historically had gross margins of approximately 32%, so we are pleased with the rate at which the gross margin is returning to pre-acquisition levels.

Total operating expenses in the second quarter were $10.1 million compared to $8.9 million in the year-ago quarter. As a percentage of revenue, total operating expenses decreased 110 basis points to 33.1% compared to 34.2% in the second quarter of 2014. This improvement reflects the operating leverage we are seeing in the business despite the approximately $900,000 that was spent on acquisition costs during the second quarter.

On a GAAP basis, net income increased 9% to $871,000, or $0.08 per diluted share, on 11.1 million diluted shares compared to $801,000, or $0.08 per diluted share, on 11.3 million diluted shares in last year's quarter.

For the second quarter, non-GAAP income, which adds back amortization on acquired intangibles, non-cash stock-based compensation, acquisition costs, litigation settlements, severance costs and income taxes increased 65% to a record $3.5 million, or $0.31 per diluted share, compared to $2.1 million, or $0.19, in the year-ago quarter.

Cash provided by operations for the 2015 second quarter was $3 million compared to $1.9 million in the prior year quarter.

On Slide 10, you can see that our cash balance remained strong despite our acquisition of Dealix, with cash and cash equivalents of $16 million at June 30, compared to $20.7 million at the end of 2014. As a reminder, the purchase price for Dealix was $25 million, including a one-time working capital adjustment. We purchased Dealix in part through a newly established $15 million senior secured term loan via Union Bank and by drawing on the $2.8 million remaining balance of our $8 million working capital revolver, which both carry attractive rates. The remainder was funded by cash on hand.

I'll now turn the call back over to Jeff.

Jeff?

Jeff Coats:
Thanks, Kim.

As I mentioned earlier, our second quarter was indeed filled with several significant accomplishments.

Building on Kim's remarks, in May we acquired Dealix, a top ranked provider of automotive leads. Our new combined businesses are expected to support our mission to deliver high quality leads for the automotive marketplace. Further, we expect to provide enhanced analytics, more robust service and support for the industry, and an expanded suite of products for dealers and manufacturers. On Slide 11, you'll find some incremental color on the transaction as well as some of the benefits and opportunities Dealix provides for our business.

AUTOBYTEL INC.
Moderator: Jeffrey Coats
08-06-15/5:00 p.m. ET
Confirmation # 93471553

A common question we've received over the last couple of months is how this acquisition differs from AutoUSA. The easiest way to think about it is this: AutoUSA was a distribution play for us. It added 1,400 incremental dealers to our network. AutoUSA did not generate any leads internally. Rather they were strictly a reseller of leads they purchased from other third party suppliers. As such, AutoUSA's lead quality was not nearly as high as ours. and as a result, they experienced higher dealer churn and lower margins.

Dealix, on the other hand, is truly a growth acquisition for us. In addition to 1,200 incremental dealers and healthy wholesale and OEM programs, Dealix provides us with an opportunity to leverage their technology and internal lead acquisition capabilities, which are particularly strong in the used car market. I do want to be clear, however, that AutoUSA was still a very beneficial acquisition for us, as it enabled us to provide our dealer services to a much larger client base, and of course the incremental cash flow it generates. It would be hard to imagine that our business would be as strong as it is today without that acquisition and the expanded dealer network.

As many of you may have seen earlier today, we filed an 8-K/A that provides Dealix's historical financials. The business had been declining as the product fit inside CDK was not conducive to its shared sales force as opposed to our dedicated sales force model. We believe that we will be able to stabilize the revenue in the short term and have already begun work on cleaning up the business by eliminating hundreds of unprofitable dealers and reducing lower quality lead suppliers. We expect that we will emerge from this process with Dealix contributing at a lower revenue base than reported historically in the 8-K/A, but with a stronger and more profitable business.

In June, Autobytel officially launched a new platform called Autobytel Direct, which is powered by AutoWeb and sold by our retail dealer sales team. This pay-per-click platform drives high intent, lower funnel car shoppers right to dealers' online inventory pages and enables dealers to target car shoppers by make, model and geography. The ad platform also provides real time performance tracking with an advanced reporting dashboard which can track impressions, clicks, conversions and click through rates. Several dealers have been piloting this program since last fall, and have since experienced a high conversion of leads and calls, all while creating a unique online shopping experience for high intent consumers which ultimately maximizes the dealer's branding. With the success of our pilot dealers, we are rolling out this new traffic product even further to a select group of Autobytel member dealers. The initial response to our expanded rollout has also been very positive as dealers are seeing the benefits of enhancing their brand by delivering these in-market consumers to their dealership websites. Also, our large dealership groups and OEM customers are recognizing the benefits of directing this high quality, high intent traffic to their consumer facing websites, as we have several initiatives with both OEMs and a large public dealer group already in process. We expect this new initiative to supplement our various avenues for growth, and of course, reinforces that we do not put our brand between our dealer customers and consumers.

We continue to be excited about our strategic investment in and commercial relationship with AutoWeb, a company whose platform enables specialized targeting to high intent online shoppers while allowing advertisers to optimize their campaigns efficiently. Just to remind you, we currently own approximately 15% of AutoWeb, and have an option for additional AutoWeb shares which would increase our ownership to approximately 21%. It is worth nothing that AutoWeb commissioned an evaluation of its business by an independent valuation firm in November 2014 in conjunction with raising its Series B round. The company successfully raised more capital than it originally intended, which resulted in final proceeds of $6.6 million at a post money valuation over $51 million.

AUTOBYTEL INC.
Moderator: Jeffrey Coats
08-06-15/5:00 p.m. ET
Confirmation # 93471553

On Slide 12, you'll note that for several of our OEM customers we continue to estimate that consumers submitting leads that we deliver to these OEMs and their dealers accounted for over 6% of their respective total new retail sales in 2014, with the majority of these leads growing on a year-over-year basis for every OEM. We also continued to experience healthy organic growth this year, as most of our existing OEM customers continue to significantly expand their leads programs with us. In fact, we continue to experience a significant ramp from a major OEM that has consistently increased their volumes over the last three quarters. Compared to the second quarter of 2014, this OEM increased year-over-year lead volume by over 365%. We expect to continue expanding our leads program with this manufacturer as they continue to realize the high ROI our leads are providing them. Accordingly, Slide 12 will look quite different when we update it through June 30th at the time of our Q3 earnings call.

As we expected, our retail dealer count bottomed and returned to organic growth during the second quarter, and as I previously noted, this calculation does not include any of the dealers which were part of the Dealix acquisition. Retail new leads invoiced per dealer was up 6% year-over-year in the second quarter of 2015, and retail used leads invoiced per dealer was up 7% in the same period, which further illustrates our shift in focus to larger, more profitable dealers.

As indicated on Slide 13, our estimated average buy rate for Autobytel internally-generated leads in the second quarter was 18%, in line with our estimated buy rate during the first quarter.

And as you can see on Slide 14, as reported by IHS these buy rates have remained consistently strong for the last two years, with Autobytel.com generating an average of 23% and all Autobytel internally-generated leads at about 18%.

For those of you new to Autobytel, we remain confident in our estimated buy rates, largely due to our comprehensive relationship with IHS Automotive, which provides us with a credible, consistent and quantifiable way to measure the conversion of online leads into actual vehicle sales.

Moving on to our used car business, as Kim and I noted earlier, used car leads in the second quarter grew 4% year-over-year and 12% sequentially. Our used car business remains a focal point for growth in 2015 and beyond. In fact, we've begun increasing the level of resources dedicated to sales and marketing for our used car business and have already begun ramping the investment in our used car platform for internal lead generation. It's worth noting that retail used car leads only represent about 9% of our total leads business today and approximately 11% of revenue, even though used car sales in the United States are 2-3 times that of new car sales, thus providing us with significant room to expand our revenue profile.

Our acquisition of Dealix also significantly expands our used car opportunity, especially with the addition of their highly successful car buying site, Usedcars.com, which we are already beginning to upgrade and expand.

During the second quarter, we also launched our completely redesigned Car.com website, a screenshot of which you can see on Slide 15. The new Car.com is a consumer focused, mobile friendly website designed and built as a data driven Web platform to simplify the automotive decision process for consumers. By providing a set of easy to use tools, consumers can quickly identify cars and trucks that match the key features they desire. Unique content will provide consumers with our industry expert reviews in a consumable and friendly format. The new Car.com site, which also showcases AutoWeb listings, builds upon the significant opportunity to drive growth in our advertising business.

AUTOBYTEL INC.
Moderator: Jeffrey Coats
08-06-15/5:00 p.m. ET
Confirmation # 93471553

As we have previously disclosed, Autobytel and SaleMove teamed up with Toyota's Scion brand in April to offer the SaleMove virtual showroom experience to consumers visiting Scion.com, as reflected on Slide 16. SaleMove is an easy to use, easy to implement virtual showroom technology that enables dealers and manufacturer representatives to co-browse with consumers online and in real time, and to communicate with them directly while they're shopping by way of video, audio and text-based communication. This program began only on Scion.com but was recently expanded to include numerous Scion dealers in order to highlight SaleMove's ability to navigate with consumers from the Scion.com corporate site down to individual Scion dealer sites in order to stay with the consumer during their shopping experience.

Another key area of focus this year is dealer facing marketing as well as education and training. We've been ramping our sales team to help drive this important initiative. The better we can educate our dealer customers, the better they will understand our true value proposition and the high return on investment we believe our high quality leads can provide, especially relative to our competitors. Our dealer marketing and education activities this year are designed to highlight these differences and ensure our dealers understand the higher ROI they should achieve from Autobytel leads.

On Slide 17, you'll see how our pay-per-lead model compares with a pay-per-sale model. At our estimated average current buy rate of 18% for leads we deliver to our dealer customers, the hypothetical pay-per-sale in our model is about $120, assuming a $22 price per lead. Even at an average 8% dealer close rate, which is significantly less than our high quality leads but more in line with other lead providers, the equivalent pay-per-sale is only $275.

Moving on to the industry outlook, as you can see on Slide 18, J.D. Power has its total light vehicle sales forecast for 2015 at 17.1 million, a 100,000 unit increase since we reported this forecast on our Q1 call, and a retail forecast at 13.9 million units, which is unchanged from our last call. The July retail seasonally adjusted annual run rate, or SAAR, was expected to be 14 million units, which is up 400,000 units from June 2015, and 451,000 units stronger than July 2014.

Now moving on to our outlook for 2015 on Slide 19, we are reaffirming our fiscal 2015 revenue guidance to range between $128 million and $132 million, representing an increase of approximately 20-24% from 2014. We also maintain our expectation for non-GAAP diluted EPS in fiscal 2015 to range between $1.21 and $1.27, an increase of approximately 46% to 53%.

Our primary focus for 2015, as always, is to provide value to all of our customers, which we believe will ultimately translate to enhanced value for our stockholders. Through the continued growth of our dealers, high quality leads, value-added products and our fast growing relationship with AutoWeb, we expect to carry our momentum through 2015 and beyond in order to capitalize on the evolving consumer and automotive marketplace.

At this time, we'd like to open the call for questions.

Damon?

AUTOBYTEL INC.
Moderator: Jeffrey Coats
08-06-15/5:00 p.m. ET
Confirmation # 93471553

Operator:
Thank you, sir.

Ladies and gentlemen, if you have a question at this time, please press star then the one key on your touch-tone telephone.  If your question has been answered or you wish to remove yourself from the queue, please press the pound key.  One moment for questions.

And our first question will come from Eric Martinuzzi. Please proceed.

Eric Martinuzzi:
Robust quarter there in Q2.  I'm curious to know, just having digested Dealix now for the six weeks that you had it, roughly, are you seeing any scale related changes in conversation?  In other words, you're -- particularly on the OEM side where, because you are now a larger entity, you're seeing more budget, not just a one-from-one, what you acquired with Dealix, but kind of more of a strategic buy for some of these customers?.

Jeff Coats:
We are a larger supplier to pretty much all of our manufacturers now as part of integrating Dealix, but, it's really too early to see much difference so far in the way the relationships go, Eric.

I mean, I would anticipate over time -- we are a bigger player. We are working to bring all of our lead volume, including that which we acquired through Dealix, up to our quality levels, and as a result of that, we do anticipate having much happier customers as a result, and one would hope that will translate into nice growth opportunities for us as we go forward.

Eric Martinuzzi:
Okay.  And then, anything anecdotally from dealers that you're talking to?  I assume you're going out and trying to touch as many as you can.  Their reaction to Autobytel's acquisition of Dealix and Autotegrity?

Jeff Coats:
From what I've heard so far, it's been pretty positive across the board.  I haven't really seen anything big or negative anywhere or heard anything.

I was in Detroit last week for most of the week meeting mostly with the manufacturers, and a very positive response from those guys as well. So, I think this has been well viewed by the marketplace.

Eric Martinuzzi:
Shifting over to the cost side, I hear you talking about the dedicated additional resources. To me that means more hiring.  To me that means an OpEx increase.  Maybe I'm overstating it here, but as far as kind of a run rate, I know you're only giving annual guidance, but we had a partial quarter impact of Dealix in Q2, so maybe a simpler way to ask the question is what's the OpEx expense expectation for Q3.

AUTOBYTEL INC.
Moderator: Jeffrey Coats
08-06-15/5:00 p.m. ET
Confirmation # 93471553

Kim Boren:
Sure.  We absolutely expect the OpEx to grow, especially given the fact that Q2 only had a chunk, less than half of the acquired business costs in the numbers.  So, we would expect it to grow probably by 10% to 15%.

Eric Martinuzzi:	OK, that's helpful. Thanks for taking my questions, and congrats again.

Jeff Coats:	Thanks, Eric.

Operator:	And our next question will come from Sameet Sinha of B. Riley. Your line is now open.

Sameet Sinha:
Yes, thank you very much.  So, looking at the wholesale revenue growth, and a pretty solid increase, about $2 million sequentially.  Now, remind me.  Does Dealix contribute to that line, or is that primarily a dealer channel and this wholesale growth was primarily from the organic Autobytel channel?

And secondly, Jeff, you'd given some information about this one particular OEM who's been growing and ramping up. Can you just repeat that data? And then I have a follow-up question.

Jeff Coats:
Sure.  It's a combination -- the wholesale growth is a combination of organic growth on our side.  Most of our manufacturers are up with us year-over-year anyway as they continue to scale their programs with us because of our high quality.

But, Dealix did bring in a nice chunk of wholesale revenue with them, so it was spread amongst probably 15, 18 manufacturers. I can't remember off the top of my head, but there were a couple that were pretty large relationships, so it did create a significantly larger relationship for us with a handful of manufacturers.

The manufacturer that I was referring to has been ramping with us. The year-over-year growth from Q2 2014 to Q2 2015 was 365%, so when we publish our OEM chart in November when we announce our Q3 results you'll be able to figure it out pretty clearly because one manufacturer will jump up pretty dramatically and move over to the right with all those other guys at a higher level.

Sameet Sinha:
Got it.  Now, final question.  In terms of just trying to back into organic growth, it seems like organic growth in the second quarter was more in the 6% level, but your second half guidance implies about 9%.  Is that a fair characterization?

Kim Boren:	Yes, that's a relatively fair characterization.

Sameet Sinha:
Okay.  And finally -- I'm sorry.  I'd said that was the last question, but just one more.  Can you elaborate on your used car strategy?  Obviously you will average in how big the market opportunity is.  It's 9% of leads, 11% of revenue, and you have this prime real estate with Usedcars.com.  How are you planning to tackle this?  If you can just elaborate on that, that'll be helpful.

AUTOBYTEL INC.
Moderator: Jeffrey Coats
08-06-15/5:00 p.m. ET
Confirmation # 93471553

Jeff Coats:
Sure. There's really no reason our used car business doesn't end up being as big or bigger than our new car business, Sameet. Used car volume is 2 to 3 times the number of new cars sold every year. We're looking at maybe 17 million new cars this year, so the used car market is 2 to 3 times that.

So, there's a huge growth opportunity for us. The product that I mentioned, Autobytel Direct, is a great one that'll help from a used car standpoint. It allows traffic directly to vehicle description pages on a dealer's website. It highlights the dealer's brand.

So, we're increasing our lead gen capabilities out of Tampa. We just acquired some incremental used car lead gen capabilities out of the Cambridge office of Autotegrity and Dealix and the Usedcar.com site that they've got.

So, we are very excited about our used car opportunity, and it takes a little bit of time to start scaling it up, but we would expect to see some nice, robust growth in 2016 in used cars.

Sameet Sinha:	Thank you very much.

Jeff Coats:	Thank you.

Operator:	And our next question comes from the line of Gary Prestopino of Barrington Research. You may proceed.

Gary Prestopino:	Thanks. Good afternoon.

Jeff Coats:	Hi, Gary.

Gary Prestopino:
I'm new to the call here, but just wanted to ask a couple of questions in terms of – your deck shows that your retail new car leads were essentially flat in the quarter, but new car sales were up about 3.3%. So, what accounts for that discrepancy, Jeff?

Kim Boren:
Sure. So, there are a few things in there. One, sourcing a nice increase in revenue per lead, so we're seeing pricing efficiencies. And the second is we're seeing growth in our other retail products that aren't included in the dealer count and our lead volume metrics, for example, our mobile suite that also gets reported in the retail dealer revenue line.

Gary Prestopino:
Okay. But, that still doesn't -- that doesn't answer the question. I mean, I'm talking about absolute lead numbers. This slide in the deck says lead volume or lead numbers. So, I'm just trying to get an idea. Did you have tough comparisons versus last year?

Kim Boren:	I’m assuming you're talking about the reason that it's relatively flat, and that would be because of the churn that we saw with the AutoUSA dealers.

Gary Prestopino:
Okay, so, that's churn with AutoUSA. That's fine. That's what I wanted to get at.

And then, do you have a metric for what your internally-generated leads were this quarter versus last year at this time?

Kim Boren:	We didn't include it in the deck because of the acquisition and the movement in internally-generated, but it was around the 70% range.
Gary Prestopino:	So, it was about 70%. Where was it last year? Is it higher then, I would assume.

AUTOBYTEL INC.
Moderator: Jeffrey Coats
08-06-15/5:00 p.m. ET
Confirmation # 93471553

Jeff Coats:	It was a little higher than that. It was between 70% and 75% a year ago.
Gary Prestopino:	OK, thanks. And then, I was trying to write and couldn't write fast enough. Did you say your retail new lead revenue was up 6% this quarter?
Jeff Coats:	The reference was to invoiced dealers per lead.
Gary Prestopino:	OK. All right. Thank you.
Operator:	And our next question comes from John Blackledge of Cowen. Your line is now open.
John Blackledge:

Great. Thanks. Just two questions. Is there an opportunity to drive unit sales via affinity partners? It's an area where one of your competitors is seeing stalled out growth, but just wondering if it would be an opportunity for you guys.

And then secondly, just on the used car leads, I think you said 9% of total leads in the quarter for it to get to parity with new car leads. Obviously the growth would have to be much faster. Just wondering how many years it might take to kind of get there, if at all. Thank you.

Jeff Coats:
Sure. There definitely is an affinity opportunity for us. We've certainly been approached by people. It's something that we're interested in. So, it's something that you'll probably hear more about from us over time.
It's a very interesting market, and the dealers like it a lot. And we're really trying to do things -- we're a very dealer focused, dealer friendly company, and so, everything we can do to help our dealers sell more cars we're interested in. And that's a very interesting one.

With regards to the used car stuff, it would definitely take probably three plus years to get the used business up to parity with the new business, because new is going to continue to grow anyway, unless of course we did some sort of an acquisition that brought in a much larger proportion of used revenue for us.

But, the opportunity is out there. The used car business continues to grow. IHS recently published the statistic that the average age of a car on the roads in the United States is now up to 11.5 years.

So, despite the extremely robust car sales over the last 3 or 4 years after we've come out of the recession, the age of the fleet on the roads in the United States continues to inch up every single year. It'll be interesting to see how long it takes before those two lines finally cross.

John Blackledge:	Thank you.
Operator:	And our next question comes from the line of Ed Woo of Ascendiant Capital. Your line is now open.

Ed Woo:	Yes, congratulations on a great quarter. Now that you guys acquired Dealix and are integrating it, have you noticed any changes in the competitive environment?
Jeff Coats:	Not really. It's too early to really see anything like that, and this is the automobile industry in the United States, so --.
Ed Woo:

I guess, I was more trying to see, now that obviously you guys have much larger scale, does it change how you guys approach your relationship with your dealer customers and OEM manufacturers, or have you not noticed anything significantly different?

AUTOBYTEL INC.
Moderator: Jeffrey Coats
08-06-15/5:00 p.m. ET
Confirmation # 93471553

Jeff Coats:
Well, that's what I meant, Ed. It would be shortsighted of us to think that just because we finished this acquisition we all of a sudden have huge amounts of leverage in negotiations with our customers.

We do expect over time, as I have discussed publicly, to see the opportunity increase the price of our products based on the return that we provide to our dealer and manufacturer customers. And so, we engage in those negotiations on a customer-by-customer basis all the time.

I don't envision an across the board increase opportunity as a result of what we've been doing. We've not created monopoly power as part of doing this. We're just a larger, better provider for our customers today.

What it does do is give us the ability to invest more money in improving our products, improving our quality, providing other very helpful products for our dealers. So, in terms of becoming a better partner to our dealer and manufacturer customers, that's how we envision our ability to really grow our revenue and, as a result, our profits over time.

Ed Woo:	Great. There was a lot of noise this quarter with a major competitor of yours and also a major auto dealer about lead generation. Have you seen any impact from this noise?
Jeff Coats:
We have. It's anecdotal for the most part at this point, but we are aware of dealers who have decided to stop doing business with that competitor as a result of that public spat and some of the information that came out publicly as a result of it.

I would expect that we would ultimately be a beneficiary of that over time, particularly as we now have a larger footprint, more dealers to deal with, and it's pretty clear from the data with our close rates, and especially for the traffic product, Autobytel Direct, that we're beginning to sell to our dealer products, and to our dealers’ customers, including some of the largest ones, that we can provide them with extremely high ROI and really help them sell more cars on a very cost effective basis.

That's what's going to really drive revenue for us on a going forward basis is that realization. I've mentioned in the past it's a bit of a communications issue. We are on it. That's why we've upped our game on dealer facing communications, training and why we're increasing our sales force.

So, we're trying to hit it from all angles at this point, and we feel very confident in our ability to make it work.

Ed Woo:	Great. Well, thank you and good luck.
Jeff Coats:	Thank you, Ed.
Operator:	Again, ladies and gentlemen, if you have a question, please press star then the one key on your touch-tone telephone.

Our next question comes from the line of Patrick Lin of Primarius Capital. Your line is now open.

Patrick Lin:
Hi, guys. Congrats on the quarter, and thanks for taking my question. I wanted to say also, the Car.com website looks terrific, so kudos to the team involved. Jeff, if we could step back a little bit, we've been on this call now on and off for probably the last five years, and maybe discuss big picture-wise, what's your confidence level in terms of the opportunity that Autobytel is addressing today and how the visibility is in terms of your guidance and so on versus in prior years, please.

AUTOBYTEL INC.
Moderator: Jeffrey Coats
08-06-15/5:00 p.m. ET
Confirmation # 93471553

Jeff Coats:
I think we have an extremely bright future in front of us, Patrick. I'd say we're better positioned today than we have been ever, and certainly better positioned than we have been at any time over the last five years.

The industry is driven in large part by leads. They are an extremely valuable tool for dealers and manufacturers. They generate a very high return on investment. We are, by far, the largest lead provider today.

But, in conjunction with that, we believe the future also includes traffic, or clicks. That's why we were excited to help found AutoWeb with the team that founded that. That's why we do so much business with them today. We see a very bright future as we jointly develop lead and click products.

Some manufacturers, some dealers may prefer to buy traffic than -- and a minority of leads. Some will prefer to buy leads and clicks, and buy more leads.

So, we think we're extremely well-positioned to take advantage of that opportunity as we go forward, because it really is a lead and click driven kind of an opportunity. I don't see that we have to worry about anything from a growth technological standpoint. I think we continue to invest in our technology. We continue to invest in our lead generation capabilities. The investment in AutoWeb and their ongoing investments in their business, we think will position they and we extremely positively for growth as we go forward.

Patrick Lin:
Terrific. And can you maybe just give a quick highlight of some of your upcoming conferences? I know you have good relationships with many of the people on Wall Street, but just to give a little preview so some of the investors might be able to come see you. That'd be great.

Jeff Coats:
Sure. I'm at the Canaccord Conference in Boston next Thursday, and we're doing the Liolios Conference in San Francisco on September the 10th, and I can't remember the next one after that off the top of my head.

But, we are doing non-deal road shows periodically around the country with some of the different banks, and so there should be plenty of opportunities for us to meet with people. We are certainly interested in meeting with our investors.

Patrick Lin:	Terrific. Thank you very much, and congrats again on the performance.

Jeff Coats:	Thanks, Patrick.

Operator:	At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Coats for closing remarks.

Jeff Coats:
Thanks, Damon. Thanks, everybody, for joining us today. This is a very exciting time for Autobytel. I want to thank all of our very hardworking, dedicated employees, our new team members from Dealix and Autotegrity.

We look forward to speaking with our investors and our analysts in the months ahead, and to speaking to you all in November on our third quarter earnings call. Thank you.

Operator:	Ladies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation.

END

NASDAQ: ABTL

autobytel
Your Lifetime Automotive Advisor

Autobytel Q2 2015 Results Presentation

August 6, 2015

Safe Harbor Statement and Non-GAAP Disclosures

autobytel NASDAQ: ABTL

The statements made in the accompanying conference call or contained in this presentation that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements, including, but not limited to, statements that (i) as a result of the integration of the company's consumer acquisition team in Tampa, Florida and Autotegrity's SEM team in Cambridge, Massachusetts, the company's internal lead generation capabilities are stronger than ever, and over the next 18 months or so, the company expects to continue to see more of its overall lead volume generated internally; (ii) while the company's expects this shift in lead sourcing may create a bit of a revenue timing issue for the next two to three quarters as it adjusts its current levels of outside purchases, the company also expects this action to both boost its margins and overall close rates; (iii) the company is expecting some dealer churn from the Dealix acquisition, but not nearly at the same rate that it experienced in the acquisition of AutoUSA, and that the company believes it can more effectively manage the churn from the Dealix acquisition; (iv) the company believes it will be able to stabilize the Dealix revenue in the short term and expects that the company will emerge from this process with Dealix contributing at a lower revenue base than reported historically in the company's Form 8-K/A filed with respect to Dealix, but with a stronger and more profitable business; (v) the company expects that its new initiatives with OEMs and a large public dealer group to supplement its various avenues for growth; (v) the company expects to continue expanding its leads program with a major OEM; (vi) the company is reaffirming its fiscal 2015 revenue guidance to range between $128.0 million and $132.0 million, representing an increase of approximately 20% to 24% from 2014; (vii) the company is maintaining its expectation for non-GAAP diluted EPS in fiscal 2015 to range between $1.21 and $1.27, an increase of approximately 46% to 53%; and (viii) through the continued growth of its dealers, high-quality leads, value-added products, and its fast growing relationship with AutoWeb, the company expects to carry its momentum through 2015 and beyond in order to capitalize on the evolving consumer and automotive marketplace, (ix) regarding the company's plan to exercise its option to acquire additional equity in AutoWeb before the option expires in mid-September; (x) that the company believes that its investment in AutoWeb reinforces the company's joint efforts with AutoWeb related to the future of the leads and clicks businesses in the automotive markets; (xi) regarding the company's plans to re-launch the Car.com website during the second quarter of 2015; (xii) that if automotive sales slow in 2015, dealers would likely turn to the highest ROI activities available to sell more cars, which the company believes includes company leads; (xiii) regarding the company's guidance that its fiscal year 2015 revenue will range between $114 million and $120 million, representing an increase of approximately 7% to 13% from 2014, and expectation that non-GAAP diluted EPS in fiscal year 2015 will range between $0.97 and $1.16 compared to $0.83 in 2014, representing an increase of approximately 17% to 40%; (xiv) that the company's belief that its primary focus for 2015, which as always, is to provide value to all of our customers, will ultimately translate to enhanced value for our stockholders; and (xv) that through the continued growth of its dealers, high-quality leads, value-added products and our fast-growing relationship with AutoWeb, the company expects to carry its momentum through 2015 and capitalize on the evolving consumer and automotive marketplace, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results, or financial condition of Autobytel and the market price of the Company's stock.

This presentation includes non-GAAP financial measures as defined by SEC Regulation G. Autobytel's definitions of the non-GAAP financial measures used in this presentation and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures can be found in the appendix of this presentation. Autobytel's management believes that these non-GAAP financial measures provide useful information to investors regarding the underlying business trends and performance of the Company's ongoing operations and are better metrics for monitoring the Company's performance given the Company's net operating loss (NOL) tax credits and recent acquisitions. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company's consolidated financial statements in their entirety and to not rely on any single financial measure.

2

Q2 2015 Key Highlights

autobytel
NASDAQ: ABTL

- **Revenues increased 17%** to $30.4 million versus $25.9 million
- **Advertising revenues increased 166%** to $2.0 million
- **Non-GAAP income increased 65%** to a record $3.5 million
- **Non-GAAP EPS increased 68%** to a record $0.31 per diluted share
- **Acquired Dealix**, a top-ranked provider of auto sales leads

Record Non-GAAP Net Income and EPS

3

Quarterly Revenue

autobytel NASDAQ: ABTL

Retail Dealer Automotive
OEM/Wholesale Automotive
Specialty Finance
Website Advertising
Revenue ($M)
$17.5
$16.9
$18.3
$17.8
$21.6
$20.7
$27.0
$25.9
$27.4
$26.0
$26.2
$30.4
Q3'12
Q4'12
Q1'13
Q2'13
Q3'13
Q4'13
Q1'14
Q2'14
Q3'14
Q4'14
Q1'15
Q2'15

	Q3'12	Q4'12	Q1'13	Q2'13	Q3'13	Q4'13	Q1'14	Q2'14	Q3'14	Q4'14	Q1'15	Q2'15
Website Advertising	0.9	0.9	0.7	0.9	1.0	0.7	0.7	0.8	1.1	1.6	1.6	2.0
Specialty Finance	1.5	1.4	1.6	1.6	1.6	1.4	1.6	1.9	1.8	1.6	1.6	1.6
OEM/Wholesale Automotive	8.2	8.2	9.1	8.4	11.5	11.1	12.5	10.9	11.7	11.5	11.7	13.9
Retail Dealer Automotive	6.9	6.4	6.9	6.8	7.6	7.4	12.2	12.3	12.8	11.3	11.3	12.9
Total	$17.5	$16.9	$18.3	$17.8	$21.6	$20.7	$27.0	$25.9	$27.4	$26.0	$26.2	$30.4

- **Retail:** Up 5% YoY due to Dealix acquisition
- **Wholesale:** Up 28% YoY due to major OEM significantly ramping leads program and Dealix acquisition
- **Advertising:** Up 166% YoY due to AutoWeb and Jumpstart

4

Advertising (AutoWeb & Jumpstart)

autobytel
NASDAQ: ABTL

- **Jumpstart:** sells fixed placement advertising across all of our websites to auto advertisers
  - Formed commercial agreement Sept. 2013
  - Reaches 18 million unique visitors/month
  - Works with every major auto manufacturer
  - **Revenue flows through at 99% margin**
- **AutoWeb:** auction-based click marketplace for dealers & manufacturers
  - Made 16% investment in Sept. 2013; option to increase to ~21% at same terms of initial investment
  - Pay-per-click model = revenue for every click
  - **Publisher click revenue flows through at 100% margin**
- We also maintain a direct marketing platform

jumpSTART AUTOMOTIVE GROUP

autoweb

Significant Runway for Web Traffic Monetization

5

Lead Volume

autobytel NASDAQ: ABTL

Retail New
Retail Used
OEM / Wholesale
(millions)
1.1
1.1
1.2
1.1
1.4
1.4
1.7
1.6
1.7
1.6
1.6
2.0
0.8
0.8
0.9
0.8
1.1
1.0
1.1
1.0
1.1
1.1
1.1
1.4
0.1
0.1
0.1
0.1
0.1
0.1
0.1
0.2
0.2
0.1
0.2
0.2
0.3
0.3
0.3
0.3
0.3
0.3
0.4
0.4
0.4
0.4
0.4
0.4
Q3'12
Q4'12
Q1'13
Q2'13
Q3'13
Q4'13
Q1'14
Q2'14
Q3'14
Q4'14
Q1'15
Q2'15

- **Total lead volume** up 24% due to Dealix acquisition
- **Retail new leads** essentially unchanged
- **Retail used leads** increased 4%

6

Autobytel Footprint – Dealers

autobytel NASDAQ: ABTL

Retail New Franchises
Retail Used Franchises
3,582
3,535
3,539
3,555
3,626
3,597
3,613
5,035
4,731
4,522
4,154
4,054
5,238
1,256
1,235
1,247
1,214
1,242
1,266
1,262
1,765
1,665
1,550
1,464
1,424
1,929
2,326
2,300
2,292
2,341
2,384
2,331
2,351
3,270
3,066
2,972
2,690
2,630
3,309
Q2'12
Q3'12
Q4'12
Q1'13
Q2'13
Q3'13
Q4'13
Q1'14
Q2'14
Q3'14
Q4'14
Q1'15
Q2'15

- Autobytel dealer count up 11% vs. Q2’14 due to Dealix acquisition
- Retail new franchises up 8% and retail used up 16%
- Given our experience with AutoUSA, we expect to more effectively manage dealer churn

Retail Dealer Count Bottoms in Q2, Growing Again on Net Basis

7

Strong Page View Growth

autobytel NASDAQ: ABTL

Page Views (millions)
27.8
32.3
23.6
34.1
35.7
61.1
70.3
84.0
101.8
Q2'13
Q3'13
Q4'13
Q1'14
Q2'14
Q3'14
Q4'14
Q1'15
Q2'15
Up 185% Q2-14 vs. Q2-15
Up 21% Sequentially

8

Financial Overview

autobytel NASDAQ: ABTL

	2014				2015		
	Q1	Q2	Q3	Q4	Q1	Q2	Y-o-Y Δ%
Revenue ($M)	$27.0	$25.9	$27.4	$26.0	$26.2	$30.4	17%
Gross Profit ($M)	$10.1	$10.3	$11.0	$10.4	$10.1	$11.8	14%
Gross Margin	37.4%	39.8%	40.2%	40.0%	38.5%	38.7%	-110 bps
Operating Expenses ($M)	$9.3	$8.9	$9.0	$8.5	$8.9	$10.1	14%
Operating Margin	2.8%	5.6%	7.3%	7.4%	4.5%	5.6%	unch
Net Income ($M)	$0.4	$0.8	$1.1	$1.1	$0.8	$0.9	9%
GAAP EPS Diluted	$0.04	$0.08	$0.11	$0.11	$0.07	$0.08	-1%
Non-GAAP Income ($M)	$2.1	$2.1	$2.5	$2.5	$2.4	$3.5	65%
Non-GAAP EPS	$0.21	$0.19	$0.23	$0.23	$0.21	$0.31	68%
Cash ($M)	$19.3	$20.5	$22.3	$20.7	$19.3	$16.0	-22%
Cash Flow From Operations ($M)	$0.9	$1.9	$2.8	$2.3	($0.5)	$3.0	55%
Closing Stock Price	$12.43	$13.11	$8.59	$10.90	$14.77	$15.99	22%

Above financials are impacted by rounding to the nearest $0.1M

1) Non-GAAP Income is equal to net income plus amortization of acquired intangibles, non-cash stock compensation, taxes, severance costs and acquisition related expenses, plus litigation settlements. See appendix for reconciliation.
2) Non-GAAP EPS is non-GAAP income divided by weighted average diluted shares outstanding. See appendix for reconciliation.

9

Balance Sheet Supports Growth

autobytel NASDAQ: ABTL

- $16.0 million cash despite Dealix acquisition
- $15.0 million new term loan, $5.6 million existing term loan, $8.0 million revolving line of credit, $1.0 million convertible note
- As of Dec 31, 2014, $153.9 million net operating loss carryforwards
  - $94.5 million federal; $59.4 million state
  - Federal NOLs do not expire until 2021 and beyond

Select Balance Sheet Items

$ Millions	Jun 30, 2015	Dec 31, 2014
Cash & cash equivalents	$16.0	$20.7
Receivables	27.4	18.3
Net deferred tax assets	28.5	32.9
Total assets	**128.0**	**104.7**
Debt	29.6	18.0
Total liabilities	**48.9**	**35.5**
Total stockholders' equity	**79.1**	**69.3**

10

Dealix Acquisition

autobytel NASDAQ: ABTL

- Acquired Dealix, a top-ranked provider of auto sales leads, for $25M in May 2015
- Combines two prominent leaders in the auto industry to help dealers & OEM's improve business and sell more cars
- Adds highly successful car buying site, UsedCars.com – one of the first used car search engines
- Compared to AutoUSA, Dealix has…
  - ✓ **Higher margins**
  - ✓ **Lower dealer churn**
  - ✓ **Internal lead generation (AutoUSA was strictly a reseller)**
  - ✓ **Advanced Technology**
- Transaction accretive to net income in 2015

Dealix

Autotegrity

Dealix Significantly Expands Level of Service, Technology and Capacity

11

Our Expanding OEM Presence

autobytel
NASDAQ: ABTL

Sales from Autobytel Leads as a % of OEM Retail Sales

2013
2014
Industry Average 3.9% 4.4%
Chrysler Brands 2.2% 2.8%
Ford 3.0% 3.2%
Chevrolet 3.2% 3.4%
Buick 3.9% 4.5%
Volvo 4.4% 4.7%
VW 4.0% 4.8%
Toyota 5.0% 5.3%
Mitsubishi 4.4% 5.4%
Nissan 5.3% 5.6%
Honda 4.6% 5.9%
Subaru 5.6% 6.2%
Mazda 5.8% 6.3%
Hyundai 6.2% 6.5%
Kia 6.1% 6.7%

- Autobytel is one of the largest provider of leads for every OEM with a leads program
- For most of these OEMs, Autobytel leads generate 5% - 7% of their total sales
- Sales attributed to Autobytel have grown YoY for virtually all OEMs
- Our top five OEM customers account for 20%+ of U.S. Auto Market new car sales[1]

1) www.motorintelligence.com, 2014.

Quality Third Party Leads are Essential to OEMs & Dealerships

12

High Buy Rates with Validated Attribution

autobytel
NASDAQ: ABTL

- **We provide buy rates derived from IHS,** while most competitors rely only on feedback from dealers/manufacturers with minimal attribution
- **IHS cross-matches consumer registration data** – tracking how many consumers who submitted Autobytel leads convert to purchases, or how many leads were lost to other dealers
- **Buy rate information provides the ability to drive pricing with dealers,** as well as incremental lead volume
- Internally generated leads (~72%) often have **40-50% higher gross margins** than those sourced from competitors

IHS Automotive Lead Conversion Data[1]

(Consumers who Submitted a New Vehicle Lead & Bought New)

24%
18%
12%
9%
14%
4%
Autobytel.com Website
All ABTL Internally Generated
Other 3rd Party Supplier
Competitor/ Supplier A
Competitor/ Supplier B
Competitor/ Supplier C
Internally-generated Autobytel leads have a buy rate of 18% to 24% — significantly higher than those we source from 3rd parties or purchase from our competitors
72% of Leads Sold by Autobytel
28% of Leads Sold by Autobytel (Sourced from 3rd Parties or Competitors)

1) Buy rates are calculated using a three-month rolling average of 90 day close rates.

Autobytel Internally-Generated Lead Buy Rate is 3x Industry Average of ~8%

13

Consistent Buy Rate

- **We have a proven track record** of providing high quality leads
- Our existing lead quality methodology is sustainable as evidenced by the trend to the right

IHS Buy Rates - Autobytel.com
23%
25%
21%
22%
25%
22%
24%
24%
Q3'13
Q4'13
Q1'14
Q2'14
Q3'14
Q4'14
Q1'15
Q2'15

IHS Buy Rates - All Internally Generated Autobytel
18%
18%
17%
16%
21%
18%
18%
18%
Q3'13
Q4'13
Q1'14
Q2'14
Q3'14
Q4'14
Q1'15
Q2'15

14

Redesigned Car.com Website Launched in Q2

autobytel NASDAQ: ABTL

car.com
Research
Cars for Sale
Tools
Car Buying Guides
Pricing & Offers
Research
By Make
By Category

*Image copied from www.car.com

15

SaleMove/Scion Technology in Action

autobytel
NASDAQ: ABTL

Daniel
Anna Michaels
amichaels@gmail.com
Are you looking for any car in particular?
Well, I have always thought the FR-S is awesome.
Yes! Its a fantastic car. Why dont we take a look real quick- can I show you around?
Thanks for all the help!
Manhattan Beach Scion
1500 N. Sepulveda Blvd. Manhattan Beach, CA 90266
Sales: (866) 662-5983 Service: (866) 797-2528 Parts: (866) 796-3169
About | Contact | Careers
NEW USED ACCESSORIES FINANCE SPECIALS SERVICE PARTS ABOUT SCION.COM
Search Inventory
SEARCH
Advanced Search
INTRODUCING THE SCION SERIES
CHECK OUT SCION'S LATEST LIMITED EDITION MODELS. PACKED WITH A SYMPHONY OF EXCLUSIVE FEATURES. THEY ARRIVE THIS SUMMER AND WILL BE GONE BEFORE YOU KNOW IT.
Visitor
Daniel
SERVICE CENTER
PARTS CENTER
APPLY FOR FINANCING
SELECT A MODEL

*Image copied from www.scion.com

16

High ROI for Dealers

autobytel NASDAQ: ABTL

- Given Autobytel's high conversion rates, our cost per lead model provides a favorable ROI for dealers
- The higher the conversion rate, the greater the price disparity
- Historical average close rate in auto industry is 6-8%
  - **Autobytel estimated buy rate is 18-24%**
- Autobytel cost to dealer represents about half of all dealers' normal marketing expense **at $608**[1]

Average Dealer Cost per Sale
$399
$299
$367
$275
$122
$94
Used Cost Per Sale
New Cost Per Sale
6% Dealer Close Rate
8% Dealer Close Rate
18% Dealer Close Rate
24% Dealer Close Rate
Competitor
Average Leads Provider
autobytel

1) National Automobile Dealer Association (NADA), 2014.

Purchasing Leads From Autobytel Generates a Favorable ROI

17

Retail Auto Sales Forecast

autobytel
NASDAQ: ABTL

- Jul. 2015 U.S. light vehicle retail sales forecast:[1]
  - 1.5 million units
  - **Up 3% YoY**
- 2015 U.S. light vehicle retail sales forecast:[1]
  - 13.9 million units
  - **Up 2% YoY**
- Despite auto industry's slowing growth rate, Autobytel has been fairly insulated to market downturns

U.S. Retail & Total Light Vehicle Sales¹
(millions)
US LV Sales
10.4
11.6
12.7
14.5
15.6
16.5
17.1
US Retail LV Sales
8.6
9.2
10.3
11.7
12.8
13.6
13.9
2009A
2010A
2011A
2012A
2013A
2014A
2015E

Excludes fleet sales.

1) J.D. Power/LMC Automotive, Jul. 2015.

Autobytel On Track to Exceed Industry Growth

18

Unchanged 2015 Outlook[1]

autobytel
NASDAQ: ABTL

	Low	High
Revenue	**$128.0**	**$132.0**
Growth	*20%*	*24%*
Non-GAAP Diluted EPS[2]	**$1.21**	**$1.27**
Growth	*46%*	*53%*

Revenue
Non-GAAP Diluted EPS
20% REVENUE CAGR FY10 – FY15E
$52M
-$1.01
$64M
$0.28
$67M
$0.40
$78M
$0.48
$106M
$0.83
$128M-
$132M
$1.21-
$1.27
FY10
FY11
FY12
FY13
FY14
FY15E

1) Guidance reiterated and effective only on August 6, 2015.
2) Non-GAAP EPS is defined as net income, plus amortization of acquired intangibles, non-cash stock compensation, taxes, severance costs and acquisition related expenses, plus litigation settlements, divided by weighted average diluted shares outstanding.

19

Contact Us

autobytel NASDAQ: ABTL

COMPANY CONTACT
Autobytel
Kim Boren
Chief Financial Officer
949-862-1396
kimb@autobytel.com

AUTOBYTEL
18872 MacArthur Blvd
Irvine, CA 92612

INVESTOR RELATIONS
Liolios Group
Cody Slach or Sean Mansouri
949-574-3860
ABTL@liolios.com

autobytel
Your Lifetime Automotive Advisor

About Autobytel Inc.
Autobytel Inc. provides high quality consumer leads and associated marketing services to automotive dealers and manufacturers throughout the United States. The company also provides consumers with robust and original online automotive content to help them make informed car-buying decisions.

The company pioneered the automotive Internet in 1995 with its flagship website www.autobytel.com, and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and has helped every major automaker market its brand online. Investors and other interested parties can receive Autobytel news alerts and special event invitations by accessing the online registration form at investor.autobytel.com/alerts.cfm.

20

Non-GAAP Income & EPS Reconciliation

autobytel NASDAQ: ABTL

	2014				2015	
	Q1	Q2	Q3	Q4	Q1	Q2
Net Income ($M)	$0.4	$0.8	$1.1	$1.1	$0.8	$0.9
Amortization of Acquired Intangibles ($M)	$0.3	$0.4	$0.4	$0.4	$0.4	$0.5
Non-Cash Stock Compensation ($M)	$0.3	$0.4	$0.4	$0.4	$0.7	$0.6
Taxes ($M)	$0.2	$0.5	$0.7	$0.6	$0.3	$0.6
Litigation Settlements ($M)	($0.1)	($0.0)	($0.0)	($0.0)	($0.0)	($0.0)
Acquisition / Severance Expenses ($M)	$1.0	$0.1	$0.0	$0.0	$0.3	$0.9
Non-GAAP Income ($M)	$2.1	$2.1	$2.5	$2.5	$2.4	$3.5
Weighted Average Diluted Shares (k)	10,282	11,271	11,099	11,066	11,097	11,057
Non-GAAP EPS	$0.21	$0.19	$0.23	$0.23	$0.21	$0.31

Above financials are impacted by rounding to the nearest $0.1M

Q2-15 Non-GAAP EPS up a Record 68%

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Mobile Products

Suite of Mobile Products & Services

Text CBAUTO
TO 50123
To speak to
a Sales Rep

Text Marketing

Autobytel Mobile is a leader in providing texting services to dealerships. Text message marketing can be used on window stickers, showroom displays, billboards, print, TV, radio, and dealership websites.

Mobile Websites

Award winning mobile sites convert traffic into real time leads.

TextShield®

Enables 2-way text conversations in a centralized and controlled environment.

Consumer Text
Text In Text Out
CRM
Dealer Text Via Gateway

TextShield Gateway is the Centerpiece of Our Complete Mobile Suite

Apps

Features and functionality allow dealerships to stay engaged with customers by having them download a Dealer Branded App.

Send2Phone

2014 Chevrolet Cruze LS
Ext Color: Red Hot
Int Color: Gray
Trans: Manual
Body Style: Sedan
MPG: 25 / 36
Send To Phone

Enables consumers to send tactical mobile landing pages to their cell phones via SMS.

Autobytel Enables Dealers to Reach the Increasingly Mobile Consumer

23

Ancillary Products & Investments

autobytel NASDAQ: ABTL

SaleMove From autobytel

- SaleMove technology allows dealers to interact with consumers in real-time through whichever method they choose (i.e. live video, phone, text-based chat, etc.).

GoMoto

- Invested in GoMoto: An interactive digital solution for dealer showrooms/service centers
- Designed to drive customer engagement and increase conversion

PAYMENTPRO by autobytel

- Enables consumers to shop by payment with their PC or mobile device
- Provides dealers with pre-qualified customers

Redefining How Customers Interact With Dealers

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